Filed Pursuant to Rule 433
Dated January 29, 2015
Registration Statement No. 333-200440

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Ranking:	Senior
Trade Date:	January 29, 2015
Settlement Date:	February 2, 2015
Maturity Date:	July 5, 2016
Principal Amount:	US $110,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.125%
All-in Price:	99.875%
Accrued Interest:	US $29,009.75
Net Proceeds to Issuer:	US $109,891,509.75
Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	Plus 0.20%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 5th day of each January, April, July and October, commencing April 5, 2015 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Call Dates (if any):	None
Put Dates (if any):	None
Day Count Convention:	Actual/360, Modified Following Adjusted
Business Day Convention:	New York
Denominations:	Minimum of $2,000 with increments of $1,000 thereafter
CUSIP:	36967FAC5
ISIN:	US36967FAC59

Filed Pursuant to Rule 433
Dated January 29, 2015
Registration Statement No. 333-200440

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.125% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
RBC Capital Markets, LLC	$110,000,000
Total	$110,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issues of US $160,000,000 and US$425,000,000 aggregate principal amount of Senior Unsecured Floating Rate Notes due July 5, 2016 as described in the Issuer’s pricing supplement number 6703 dated January 7, 2015 and the Issuer’s pricing supplement number 6763 dated January 26, 2015, respectively.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC at 1-866-375-6829.